CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee

Contingent Protection Notes (PERLES Plus)	$29,322,749.06	$900.21

PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(2) Registration No. 333-132747
(to Prospectus dated March 27, 2006)

Contingent Protection Notes (PERLES Plus)
UBS AG 2,793,296 GBP 5.37 Notes linked to the ordinary shares of British Petroleum Plc due March 1, 2010

Issuer (Booking Branch):	UBS AG (Jersey Branch)
Maturity Date:	March 1, 2010 (Investment term of 3 years)
Coupon:	We will not pay you interest during the term of the Notes.
Underlying Shares:	The return on the Notes is linked to the performance of the ordinary shares (London Stock Exchange symbol “BP.”) of British Petroleum Plc (“BP”). The London Stock Exchange displays bid and ask prices for the Underlying Shares in Great Britain pence (“GBp”), rather than Great Britain Pounds(“GBP”). Thus, if, for example, the closing price of the Underlying Shares on the London Stock Exchange were GBp 535, the closing price expressed in GBP would be GBP 5.35.
Payment at Maturity:

At maturity, for each GBP 5.37 principal amount of Notes you hold, you will receive a number of Underlying Shares equal to the Exchange Ratio. In addition, if a Kick-Out Event has not occurred and the Expiration Value is less than the Strike Level, for each GBP 5.37 principal amount of Notes you hold, you will also receive a cash payment equal to the Supplemental Payment Amount. Fractional shares, if any, will be paid in cash. Therefore, the value of your payment at maturity, if any, will depend upon the performance of the Underlying Shares, including whether a Kick- Out Event shall have occurred.

If a Kick-Out Event occurs and the value of the Underlying Shares at maturity is less than the Issue Price, you will lose some or all of the principal amount of your Notes. The “Supplemental Payment Amount” feature of the Notes provides your investment in the Notes with limited and contingent principal protection but will terminate upon the occurrence of a Kick-Out Event, which may occur at any time during the Monitoring Period. The Notes do not guarantee any return of principal at maturity.
You will be responsible for the payment of any taxes (e.g. U.K. stamp duty reserve tax) associated with the Underlying Shares delivered to you as payment in respect of your Notes
Kick-Out Event:	A Kick-Out Event will be deemed to have occured if, at any time during the Monitoring Period, the Underlying Shares trade at a price on the Related Exchange, ( initially, the London Stock Exchange) at a price equal to or less than the Kick-Out level.
Monitoring Period:	Each Exchange Business Day (as defined herein) from and including the pricing date to and including the Expiration Date.
Exchange Ratio:	The Exchange Ratio will be set initially at 1.0, subject to adjustment upon the occurrence of certain corporate events affecting the Underlying Shares. See “Specific Terms of the Notes — Anti-Dilution Adjustments.”
Supplemental Payment Amount:	If applicable, an amount in GBP equal to the Strike Level minus the Expiration Value.
Issue Price:	GBP 5.37, which equals the closing price of the Underlying Shares on the pricing date.
Denomination:	We have offering Notes in denominations of GBP 5.37 and integral multiples thereof.
Initial Reference Price:	Initially GBp 537 (the closing price of the Underlying Shares on the pricing date multiplied by the Exchange Ratio). Subject to adjustment upon the occurance of certain corporate events as described under “Specific Terms of the Notes - Anti dilution Adjustments.”
Kick-Out Level:	75% of the Initial Reference Price, initially GBp 402.75
Strike Level:	The Strike Level is 132% of the Initial Reference Price, initially GBp 708.84
Expiration Value:	The closing price of the Underlying Shares on the Expiration Date.
Pricing Date:	February 15, 2007
Issue Date:	March 1, 2007
Expiration Date:	February 15, 2010, subject to postponement in the case of the occurrence of a Market Disruption Event.
No Listing:	The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
See “Risk Factors” beginning on page S-6 for risks related to an investment in the Notes.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.
The Notes are not deposit liabilities of UBS AG and are not FDIC insured.
	Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Note	100%	0%	100%
Total	£14,999,999.52	£0	£14,999,999.52

UBS Investment Bank
Prospectus Supplement dated February 15, 2007

Prospectus Supplement Summary

The following is a summary of terms of the Notes, as well as a discussion of factors you should consider before purchasing the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries.

What are the Contingent Protection Notes?

The Contingent Protection Notes (the “Notes”) are medium-term notes issued by UBS AG. The return on the Notes is linked to the performance of the ordinary shares of British Petroleum Plc, as traded on the Related Exchange. The “Related Exchange” is initially the London Stock Exchange but may be a different exchange or market if the calculation agent determines that the principal trading market for the Underlying Shares is no longer the London Stock Exchange. At maturity, you will always receive at least a number of Underlying Shares equal to the Exchange Ratio as payment in respect of each Note you hold. In addition, if (1) the price at which the Underlying Shares trade on the Related Exchange is greater than the Kick-Out Level during the Exchange Business Days from and including the pricing date to and including the Expiration Date (the “Monitoring Period”) and (2) the Expiration Value is less than the Strike Level, then, in addition to a number of Underlying Shares equal to the Exchange Ratio, at maturity you will receive an amount in GBP equal to the amount by which the Strike Level exceeds the Expiration Value in respect of each Note you hold. However, if the price at which the Underlying Shares trade on the Related Exchange is equal to or less than the Kick-Out Level at any time during the Monitoring Period, you will receive at maturity only the number of Underlying Shares equal to the Exchange Ratio as complete payment in respect of each Note you hold. In such a circumstance, you will be fully exposed to any depreciation in the value of the Underlying Shares relative to the Initial Reference Price. We will not pay you interest during the term of the Notes.

If a Kick-Out Event occurs and the value of the Underlying Shares at maturity is less than the Issue Price, you will lose some or all of the principal amount of your Notes. The “Supplemental Payment Amount” feature of the Notes provides your investment in the Notes with limited and contingent principal protection but will terminate upon the occurrence of a Kick-Out Event, which may occur at any time during the Monitoring Period. The Notes do not guarantee any return of principal at maturity.

You will be responsible for the payment of any taxes (e.g. U.K. stamp duty reserve tax) associated with the Underlying Shares delivered to you in respect of your Notes.

At maturity, for each GBP 5.37 principal amount of Notes you hold, you will receive a number of Underlying Shares equal to the Exchange Ratio. In addition, if a Kick-Out Event has not occurred and the Expiration Value is less than the Strike Level, for each GBP 5.37 principal amount of Notes you hold, you will also receive a cash payment equal to the Supplemental Payment Amount. Fractional shares, if any, will be paid in cash.

A “Kick-Out Event” is deemed to have occurred if, at any time during the Monitoring Period, the price at which the Underlying Shares trade on the Related Exchange (as defined herein) is equal to or less than the Kick-Out Level.

“Monitoring Period” means each Exchange Business Day (as defined herein) from and including the pricing date to and including the Expiration Date.

If a Kick-Out Event occurs, you will receive at maturity a number of Underlying Shares equal to the Exchange Ratio as complete payment in respect of each Note you hold. If a Kick-Out Event occurs, you will be fully exposed to any depreciation in the value of the Underlying Shares relative to the Initial Reference Price.

The “Exchange Ratio” will be set initially at 1.0, subject to adjustment upon the occurrence of certain corporate events affecting the Underlying Shares. See “Specific Terms of the Notes — Anti-dilution Adjustments.”

The “Supplemental Payment Amount,” if applicable, will equal the amount by which the Strike Level exceeds the Expiration Value, expressed in GBP.

The “Issue Price” is GBP 537 the closing price of the Underlying Shares on the pricing date.

The “Initial Reference Price” is initially GBP 537 (equal to the closing price of the Underlying Shares on the pricing date multiplied by the Exchange Ratio). Subject to adjustment upon the occurrance of certain corporate events is described under “Specific Terms of the Notes — Anti – dilution Adjustments.

The “Kick-Out Level” will be equal to 75% of the Initial Reference Price, initially GBp 402.75.

The “Strike Level” is 132% of the Initial Reference Price, initially GBp 708.84.

The pricing date is February 15, 2007 and the Notes are expected to settle on February 23, 2007. The “Expiration Date” will be February 15, 2010, subject to the occurrence of a Market Disruption Event as described under “Specific Terms of the Notes—Market Disruption Events.”

For a further description of how your payment at maturity will be calculated, see “How Might the Notes Perform at Maturity?” beginning on page S-4 and “Specific Terms of the Notes-Payment at Maturity” beginning on page S-13.

What are some of the risks of the Notes?

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” on page S-6.

➢

You may lose some or all of your principal—If a Kick-Out Event occurs, the Notes will be fully exposed to any decline in the price at which the Underlying Shares trade on the Related Exchange. In such a circumstance, you will lose some or all of your investment in the Notes.

➢	Principal protection ONLY in limited circumstances; the principal protection is limited in amount— Your principal will be protected only if the price at which the Underlying Shares trade on the Related Exchange is never equal to or less than the Kick-Out Level. Moreover, the principal protection of your Notes, even if a Kick-Out Event never occurs, is limited to an amount equal to the difference between the Initial Share Price and the Strike Level. Finally, this limited and contingent principal protection will only apply to Notes held until maturity.

➢	Lack of diversification and risks related to equity securities trading in foreign jurisdictions—The Underlying Shares are issued by a foreign energy company and is traded on a foreign stock exchange. The return on your Notes is not diversified and is subject to risks associated with companies operating and with equity securities trading in foreign jurisdictions.

➢	No interest or dividend payments—You will not receive any interest payments on the Notes and you will not receive nor be entitled to receive any dividend payments or other distributions with respect to the Underlying Shares. However, the Exchange Ratio and, therefore, the number of Underlying Shares you will receive at maturity will be adjusted if the issuer of the Underlying Shares pays extraordinary dividends with respect to the Underlying Shares. See “Specific Terms of the Notes—Anti-dilution Adjustments.”

➢

No listing—The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.

The Notes may be a suitable investment for you if:

➢

You seek an investment that is exposed to the full upside performance of the Underlying Shares and are willing to make an investment that is exposed to the full downside performance risk of the Underlying Shares.

➢	You seek exposure to a foreign energy stock.

➢	You believe that the Underlying Shares will appreciate over the term of the Notes or that the price at which the Underlying Shares trade on the Related Exchange will never be equal to or less than the Kick-Out Level during the Monitoring Period.

➢	You are willing to hold the Notes to maturity.

➢	You do not seek current income from your investment.

The Notes may not be a suitable investment for you if:

➢	You are unwilling to make an investment that is exposed to the full downside performance risk of the Underlying Shares.

➢	You do not seek exposure to the Underlying Shares.

➢	You believe that the Underlying Shares are not likely to appreciate over the term of the Notes and that the price at which the Underlying Shares trade on the Related Exchange is likely to be equal to or less than the Kick-Out Level at least once during the Monitoring Period.

➢	You are unable or unwilling to hold the Notes to maturity.

➢	You seek current income from your investment.

➢	You seek an investment for which there will be an active secondary market.

➢	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

What are the tax consequences of an investment in the Notes?

You are urged to read carefully the section of this prospectus supplement entitled “Supplemental Tax Considerations—Certain United States Federal Income Tax Consequences” and to consult your tax advisers regarding the tax consequences to you of an investment in the Notes. We believe that the Notes should be characterized for U.S. federal income tax purposes as prepaid derivative contracts with respect to the Underlying Shares. However, due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the Notes or instruments that are similar to the Notes for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the characterization and tax treatment described herein.

Assuming this characterization is respected, your initial tax basis in the Notes should equal the U.S. dollar value of your purchase price in GBP of the Note, determined by reference to the exchange rate in effect on the date you acquire the Note. You should not be required to recognize income or loss on the Notes, other than pursuant to a sale, exchange or redemption of the Notes or upon the receipt of a Supplemental Payment Amount at maturity. You should not recognize gain or loss with respect to the receipt of Underlying Shares at maturity. If you receive a Supplemental Payment Amount at maturity, you should recognize taxable gain or loss equal to the difference between the U.S. dollar value of the amount of GBP received (determined by reference to the exchange rate in effect on the date you receive payment) and your tax basis allocated to this payment, as described below under “Supplemental Tax Considerations—Certain United States Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Payment at Maturity”. Such gain or loss and any gain or loss recognized on a sale, exchange or redemption of your notes prior to maturity should capital gain or loss, and should be long-term capital gain or loss if at the time of the sale, exchange or redemption, you have held your Notes for more than one year.

In addition, a United Kingdom stamp duty reserve tax (“SDRT”) is chargeable at the rate of 0.5% on agreements to transfer chargeable securities. BP Plc ordinary shares should constitute chargeable securities and physical settlement should constitute an agreement to transfer for these purposes. Therefore, physical maturity of the Underlying Shares should trigger a 0.5% SDRT charge.

How Might the Notes Perform at Maturity?

Assumptions:

Term: Issue Price: Initial Reference Price: Kick-Out Level: Strike Level: Exchange Ratio	3 Years GBP 5.00 GBp 500 GBp 375, or 75% of the assumed Initial Reference Price. GBp 660, or 132% of the assumed Initial Reference Price Equal to 1.0

The hypothetical examples below also assume that the value of the Underlying Shares remains constant between the Expiration Date and the Maturity Date. Because the Expiration Value is determined on the Expiration Date, which is 14 days prior to the Maturity Date, you will be exposed to the risk that the value of the number of Underlying Shares that you receive at maturity will be less than the value of those shares on the Expiration Date.

Please note that the hypothetical examples discussed below do not take into account your responsibility to pay any taxes (e.g. the 0.5% stamp tax imposed on equity securities by the United Kingdom) associated with the Underlying Shares delivered to you as payment in respect of your Notes.

Hypothetical Example 1 — A Kick-Out Event does not occur and the Expiration Value is GBp 750
Calculation of total return to maturity for each GBP 5.00 principal amount of Notes

Because, in this example, a Kick-Out Event did not occur and the Expiration Value is greater than the Strike Level, at maturity the investor receives one Underlying Share, with a value as of the Expiration Date of GBP 7.50, per GBP 5.00 principal amount of Notes.

Therefore, the investor would receive a payment at maturity with a total value as of the Expiration Date of GBP 7.50 at maturity of the Notes (50% total return on investment).

Hypothetical Example 2 — A Kick-Out Event does not occur and the Expiration Value is GBp 550
Calculation of total return to maturity for each GBP 5.00 principal amount of Notes

Because, in this example, a Kick-Out Event did not occur and the Expiration Value is less than the Strike Level, at maturity the investor receives one Underlying Share as of the Expiration Date, with a value as of the Expiration Date of GBP 5.50, plus an amount in cash equal to the Supplemental Payment Amount, equal to GBP 1.10, per GBP 5.00 principal amount of Notes.

Payment at maturity per GBP 5.00 principal amount of Notes = (one Underlying Share = GBP 5.50) + (Strike Level – Expiration Value = GBp 660 – GBp 550 = GBP 1.10) = GBP 6.60

Therefore, the investor would receive a payment at maturity with a total value as of the Expiration Date of GBP 6.60 (32% total return on investment).

Hypothetical Example 3 — A Kick-Out Event does not occur and the Expiration Value is GBp 400
Calculation of total return to maturity for each GBP 5.00 principal amount of Notes

Because, in this example, a Kick-Out Event did not occur and the Expiration Value is less than the Strike Level, at maturity the investor receives one Underlying Share, with a value as of the Expiration Date of GBP 4.00, plus an amount in cash equal to the
Supplemental Payment Amount, equal to GBP 2.60, per GBP 5.00 principal amount of Notes. The payment at maturity per GBP 5.00 has a value of GBP 6.60, even though the value of the Underlying Shares has declined in value relative to the Initial Reference Price.

Payment at maturity per GBP 5.00 principal amount of Notes = (one Underlying Share = GBP 4.00) + (Strike Level – Expiration Value = GBp 660 – GBp 400 = GBP 2.60) = GBP 6.60

Therefore, the investor would receive a payment at maturity with a total value as of the Expiration Date of GBP 6.60 (32% total return on investment).

Hypothetical Example 4 — A Kick-Out Event occurs and the Expiration Value is GBp 300
Calculation of total return to maturity for each GBP 5.00 principal amount of Notes
Because, in this example, a Kick-Out Event occurred, at maturity the investor receives one Underlying Share, with a value as of the Expiration Date of GBP 3.00, per GBP 5.00 principal amount of Notes.

Therefore, the investor would receive a payment at maturity with a total value as of the Expiration Date of GBP 3.00 (-40% total return on investment).

Example 5 — A Kick-Out Event occurs and the Expiration Value is GBp 550
Calculation of total return to maturity for each GBP 5.00 principal amount of Notes
Because, in this example, a Kick-Out Event occurred, at maturity the investor receives one Underlying Share, with a value as of the Expiration Date of GBP 5.50, per GBP 5.00 principal amount of Notes.

Therefore, the investor would receive a payment at maturity with a total value as of the Expiration Date of GBP 5.50 (10% total return on investment).

Risk Factors

The return on the Notes is linked to the performance of the Underlying Shares. Investing in the Notes is not equivalent to investing directly in the Underlying Shares. This section describes the most significant risks relating to the Notes. We urge you to read the following information about these risks, together with the other information in this prospectus supplement and the accompanying prospectus, before investing in the Notes.

You may lose some or all of your principal. If the price at which the Underlying Shares trade on the Related Exchange is equal to or less than the Kick-Out Level at any time during the Monitoring Period, you will be fully exposed to the downside performance risk of the Underlying Shares.

The Notes do not guarantee any return of principal at maturity. With an investment in the Notes, you bear the risk of losing some or all of your principal. Although the Notes contains features that provide limited principal protection, these features are only applicable if no Kick-Out Event occurs and you hold your Notes to maturity. Accordingly, if, at any time during the Monitoring Period, the price at which the Underlying Shares trade on the Related Exchange is equal to or less than the Kick-Out Level, which is 75% of the Initial Reference Price, you will receive at maturity, as complete payment in respect of each Note you hold, a number of Underlying Shares equal to the Exchange Ratio. In that circumstance, you will be fully exposed to any depreciation in the Underlying Shares relative to the Initial Reference Price.

Owning the Notes is not the same as owning Underlying Shares

The return on your Notes may not reflect the return you would realize if you actually owned Underlying Shares and held such investment for a similar period. The closing price of the Underlying Shares is calculated only by reference to the price at which the Underlying Shares trade on the Related Exchange without taking into consideration the value of ordinary dividends paid on the Underlying Shares. In addition, if the closing price of the Underlying Shares increases above the Initial Reference Price during the term of the Notes, the market value of the Notes may not increase by the same amount. It is also possible for the closing price of the Underlying Shares to increase while the market value of the Notes declines.

The market value of the Notes may be influenced by unpredictable factors

The market value of your Notes may fluctuate between the date you purchase them and the Maturity Date. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the price at which the Underlying Shares trade on the Related Exchange on any day and whether a Kick-Out Event has occurred will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

➢	the volatility of the Underlying Shares (i.e., the probable frequency and magnitude of changes in the price at which the Underlying Shares trade on the Related Exchange)

➢

the dividend rate paid on the Underlying Shares (while not paid to holders of the Notes, dividend payments on the Underlying Shares may influence the value of the Underlying Shares, and therefore affect the market value of the Notes)

➢	supply and demand for the Notes, including the size of inventory positions held by UBS Securities LLC or any other market maker

➢	interest rates in the market

➢	the time remaining to the maturity of the Notes

➢	the creditworthiness of UBS

➢	economic, financial, political, regulatory or judicial events that affect the price at which the Underlying Shares trade on the Related Exchange, the price at which BP’s American Depositary Receipts trade or that affect stock markets generally.

An investment in the Notes is subject to risks associated with non-U.S. securities markets.

The Underlying Shares have been issued by a non-U.S. company and are traded on a foreign stock exchange. An investment in securities linked to the value of non-U.S. equity securities involves particular risks. Non-U.S.

Risk Factors

securities markets may be more volatile than U.S. securities markets and market developments may affect non-U.S. securities markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non- U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in non-U.S. securities markets are subject to political, economic, financial and social factors that may apply in that geographical region. These factors, which could negatively affect the securities markets of countries in the region, include the possibility of recent or future changes in the economic and fiscal policies of governments in the region, the possible imposition of or changes in laws or restrictions applicable to companies or investments in equity securities in non-U.S. countries, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, the economies of certain non-U.S. countries may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

In some circumstances, the payment you receive at maturity will be based on the equity securities of a company other than BP

Following certain corporate events relating to the Underlying Shares where BP is not the surviving entity, the payment you receive at maturity may be based on the equity securities of a successor to BP or any cash or any other assets distributed to holders of the Underlying Shares in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. We describe the specific corporate events that can lead to these adjustments in the section of this prospectus supplement called “Specific Terms of the Notes—Anti-dilution Adjustments.”

Anti-dilution protection is limited.

The calculation agent will make adjustments to the Exchange Ratio, which will be set initially at 1.0, for certain adjustment events (as defined below) affecting the Underlying Shares, including stock splits and certain corporate actions, such as mergers. The calculation agent is not required, however, to make such adjustments in response to all corporate actions, including if the issuer of the Underlying Shares or another party makes a partial tender or partial exchange offer for Underlying Shares. If such an event occurs and the calculation agent is not required to make an adjustment, the value of the Notes may be materially and adversely affected. See “Specific Terms of the Notes—Anti-dilution Adjustments” for further information.

You are responsible for paying taxes (e.g. U.K. stamp duty reserve tax) associated with the Underlying Shares delivered to you in respect of your Notes

You will incur costs in paying any taxes—for example the 0.5% stamp duty reserve tax imposed by the government of the United Kingdom on equity securities associated with the Underlying Shares that are delivered to you in respect of your Notes. Any positive return on your investment in the Notes, and, generally, the value of your payment at maturity, will be diminished and might be entirely offset by such costs.

Following the Expiration Date but prior to your receipt of the Underlying Shares in respect of the payment on your Notes on the Maturity Date, the value of the Underlying Shares may decline

The value of the Underlying Shares may be higher on the Expiration Date, the date on which your payment at maturity will be determined, than it is on the Maturity Date. In addition, the calculation agent will determine whether you will receive the Supplemental Payment Amount only by reference to the Expiration Value, which will be determined on the Expiration Date, regardless of whether there is any depreciation in the value of the Underlying Shares during the period between the Expiration Date and the Maturity Date. Accordingly, if the value of the Underlying Shares declines during the period between the Expiration Date and the Maturity Date, you may lose some or all of your investment in the Notes. You will be fully exposed to any depreciation in the value of the Underlying Shares during the period between the Expiration Date and the Maturity Date. In addition, if you choose to sell the Underlying Shares you receive at maturity in respect of your Notes for cash, you will likely incur transaction costs.

Risk Factors

We have no affiliation with BP

BP is not an affiliate of ours and is not involved with this offering in any way. The obligations represented by the Notes are obligations of UBS only and not of BP.

There may not be an active trading market in the Notes—Sales in the secondary market may result in significant losses

You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market making activities at any time.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses.

Historical performance of the Underlying Shares should not be taken as an indication of future performance of the Underlying Shares or the Notes during the term of the Notes

Any Supplemental Payment Amount which you may be entitled to receive at maturity of the Notes will be determined by reference to the price at which the Underlying Shares trade on the Related Exchange during the Monitoring Period. It is impossible to predict whether the price at which the Underlying Shares trade on the Related Exchange will rise or fall generally, or whether a Kick-Out Event will occur. The price of the Underlying Shares will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of the Underlying Shares.

Trading and other transactions by UBS or its affiliates in Underlying Shares, futures, options or other derivative products on Underlying Shares may impair the market value of the Notes

As described below under “Use of Proceeds and Hedging” on page S-21 of this prospectus supplement, we or one or more affiliates may hedge our obligations under the Notes by purchasing Underlying Shares, BP’s American Depositary Receipts, futures or options on Underlying Shares or BP’s American Depositary Receipts or other derivative instruments with returns linked or related to changes in the performance of the Underlying Shares or BP’s American Depositary Receipts. We may adjust these hedges by, among other things, purchasing or selling Underlying Shares, BP’s American Depositary Receipts, futures, options or other derivative instruments with returns linked to Underlying Shares or BP’s American Depositary Receipts at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of the Underlying Shares and, therefore, the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or one or more of our affiliates may also engage in trading in Underlying Shares or BP’s American Depositary Receipts and other investments relating to Underlying Shares or BP’s American Depositary Receipts on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of the Underlying Shares and, therefore, the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Underlying Shares or BP’s American Depositary Receipts. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

Our business activities may create conflicts of interest

As noted above, UBS and its affiliates expect to engage in trading activities related to Underlying Shares or BP’s American Depositary Receipts that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the price at which the Underlying Shares trade on the Related Exchange, could be adverse to the interests of the holders of the Notes.

Risk Factors

UBS and its affiliates may, at present or in the future, engage in business with the issuer of the Underlying Shares, including making loans or providing advisory services to such issuer. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS AG or another affiliate of UBS AG and the interests of holders of the Notes. Moreover, UBS AG and UBS Securities LLC have published and in the future expect to publish research reports with respect to the issuer of the Underlying Shares. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by UBS AG, UBS Securities LLC or other affiliates may affect the market price of the Underlying Shares and, therefore, the market value of the Notes.

Significant aspects of the tax treatment of the Notes are uncertain

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the IRS or from any Swiss authorities regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section of this prospectus supplement entitled “Supplemental Tax Considerations—Certain United States Federal Income Tax Consequences” and “Supplemental Tax Considerations—Supplemental Tax Considerations Under the Laws of Switzerland”.

You will not receive interest payments on the Notes or dividend payments on the Underlying Shares or have shareholder rights in the Underlying Shares

You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the Underlying Shares. As a holder of the Notes, you will not have voting rights or any other rights that holders of Underlying Shares may have prior to receiving Underlying Shares on the Maturity Date as payment in respect of your Notes.

The calculation agent can postpone the determination of the Expiration Value or the Maturity Date if a market disruption event occurs on the Expiration Date

The determination of the Expiration Value may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the Expiration Date. If such a postponement occurs, the calculation agent will use the closing price of the Underlying Shares on the first Business Day on which no market disruption event occurs or is continuing. In no event, however, will the Expiration Date be postponed by more than ten Business Days. As a result, the Maturity Date for the Notes could also be postponed, although not by more than ten Business Days.

If the determination of the Expiration Value on the Expiration Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Expiration Value will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Expiration Value that would have prevailed in the absence of the market disruption event. See “Specific Terms of the Notes— Market Disruption Event” on page S-14.

There are potential conflicts of interest between you and the calculation agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, determine the closing price of the Underlying Shares on any Exchange Business Day and your payment at maturity on the Notes. We may change the calculation agent after the original issue date without notice. For a fuller description of the calculation agent’s role, see “Specific Terms of the Notes—Role of Calculation Agent” on page S-20 of this prospectus supplement. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Underlying Shares has occurred or is continuing on the Expiration Date. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind our hedge positions. Since this determination by the calculation agent will affect the payment at maturity on the Notes, the calculation agent may have a conflict of interest in making any such determination.

The inclusion of commissions, compensation and projected profits from hedging in the original issue price is likely to adversely affect secondary market prices

Risk Factors

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price includes, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Notes, as well as the projected profit included in the cost of hedging our obligations under the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

We cannot assure you that the public information provided on the issuer of the Underlying Shares are accurate or complete

All information contained in this prospectus supplement regarding BP or the Underlying Shares are derived from publicly available documents and other publicly available information. We have not participated in the preparation of such documents or made any due diligence inquiry with respect to BP in connection with the offering of the Notes. We do not make any representation that such publicly available documents or any other publicly available information regarding BP are accurate or complete, and are not responsible for public disclosure of information by the issuer of the Underlying Shares, whether contained in filings with the Securities and Exchange Commission or otherwise. Furthermore, we cannot give any assurance that all events occurring prior to the date of this prospectus supplement, including events that would affect the accuracy or completeness of BP’s public filings or the value of the Underlying Shares (and therefore the price at which the Underlying Shares trade on the Related Exchange on any day during the Monitoring Period and the Expiration Value), will have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuer of the Underlying Shares could affect the value of the payment you receive at maturity of the Notes and, therefore, the trading prices of the Notes. Any prospective purchaser of the Notes should undertake an independent investigation of the issuer of the Underlying Shares as in its judgment is appropriate to make an informed decision with respect to an investment in the Notes.

British Petroleum Plc

Provided below is a brief description of British Petroleum Plc (“BP”), the issuer of the Underlying Shares, obtained from publicly available information, as well as a table that sets forth the quarterly high, low, and closing prices for the Underlying Shares. The information given below is for the four calendar quarters in each of 2004, 2005 and 2006. Partial data is provided for the first calendar quarter of 2007. We obtained the trading price information set forth below from Bloomberg, L.P. without independent verification. You should not take the historical prices of the Underlying Shares as an indication of future performance.

The Underlying Shares are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the United States Securities and Exchange Commission (the “SEC”) periodically.

Information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. In addition, information filed by BP with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by BP under the Exchange Act can be located by reference to its SEC file number, 001-06262.

Information about BP may also be obtained from other sources such as BP’s regulatory filings pursuant to the rules of the London Stock Exchange, press releases, newspaper articles and other publicly disseminated documents, as well as from BP’s website. We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by BP with the SEC.

According to publicly available documents, BP, a United Kingdom company, is one of the world’s leading oil companies on the basis of market capitalization and proved reserves. The closing price of the Underlying Shares on February 14, 2007 was GBp 534.

QUARTER	QUARTERLY	QUARTERLY	QUARTERLY
ENDING	HIGH	LOW	CLOSE
	(in GBp)*	(in GBp)*	(in GBp)*

3/31/04	457	414	456
6/30/04	501	478	487
9/30/04	539	481	528
12/31/04	557	501	508
3/31/05	576	507	549
6/30/05	595	523	581
9/30/05	684	610	674
12/30/05	674	607	619
3/31/06	682	630	661
6/30/06	712	586	631
9/29/06	651	564	582
12/29/06	613	567	568
2/13/07**	570	530	535

*	Prices indicated are closing prices for BP’s ordinary shares on the London Stock Exchange on that date.

**	High, low and closing prices are for the period starting January 2, 2007 and ending February 13, 2007.

Valuation of the Notes

At Maturity.

At maturity, for each GBP 5.37 principal amount of Notes you hold, you will receive a number of Underlying Shares equal to the Exchange Ratio. In addition, if a Kick-Out Event has not occurred and the Expiration Value is less than the Strike Level, for each GBP 5.37 principal amount of Notes you hold, you will also receive a cash payment equal to the Supplemental Payment Amount. Fractional shares, if any, will be paid in cash.

A “Kick-Out Event” will be deemed to have occurred if, at any time during the Monitoring Period, the Underlying Shares trade on the Related Exchange, (initially, the London Stock Exchange) at a price equal to or less than the Kick - Out Level.

“Monitoring Period” means each Exchange Business Day (as defined herein) from and including the pricing date to and including the Expiration Date.

If a Kick-Out Event occurs, you will receive at maturity a number of Underlying Shares equal to the Exchange Ratio as complete payment in respect of each Note you hold. If a Kick-Out Event occurs, you will be fully exposed to any depreciation in the Underlying Shares relative to the Initial Reference Price.

The “Exchange Ratio” will be set initially at 1.0, subject to adjustment upon the occurrence of certain corporate events affecting the Underlying Shares. See “Specific Terms of the Notes — Anti-Dilution Adjustments.”

The “Supplemental Payment Amount,” if applicable, will equal the Strike Level minus the Expiration Value, expressed in GBP.

The “Issue Price” is GBP 5.37, which equals the closing price of the Underlying Shares on the pricing date.

The “Initial Reference Price” is initially GBP 537 (equal to the closing price of the Underlying Shares on the pricing date multiplied by the Exchange Ratio), subject to adjustment upon the occurance of certain corporate events as described under “Specific Terms of the Notes — Anti – dilusion Adjustment.”

The “Kick-Out Level” will be equal to 75% of the Initial Reference Price, initially GBp 402.75.

The “Strike Level” is 132% of the Initial Reference Price, initially GBp 708.84.

The “Expiration Date” will be February 15, 2010, subject to the occurrence of a Market Disruption Event as described under “Specific Terms of the Notes—Market Disruption Events.”

For a discussion of these terms and the manner in which your payment at maturity will be determined, see “Specific Terms of the Notes—Payment at Maturity” beginning on page S-13.

Prior to maturity. The market value of the Notes will be affected by several factors, many of which are beyond our control. We expect that generally the price at which the Underlying Shares trade on the Related Exchange on any day and whether a Kick-Out Event has occurred will affect the market value of the Notes more than any other factor. Other factors that may influence the market value of the Notes include, but are not limited to, interest rates, supply and demand for the Notes, the volatility of the Underlying Shares as well as the perceived creditworthiness of UBS. See “Risk Factors” beginning on page S-6 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

Specific Terms of the Notes

In this section, references to “holders” mean those who own the Notes registered in their own names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Notes are part of a series of debt securities entitled “Medium Term Notes, Series A” that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described in the accompanying prospectus are supplemented by the terms described in this prospectus supplement and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below.

Coupon

We will not pay you interest during the term of the Notes.

Denomination

We will offer the Notes in denominations of GBP 5.37 and integral multiples thereof.

Payment at Maturity

At maturity, for each GBP 5.37 principal amount of Notes you hold, you will receive a number of Underlying Shares equal to the Exchange Ratio. In addition, if a Kick-Out Event has not occurred and the Expiration Value is less than the Strike Level, for each GBP 5.37 principal amount of Notes you hold, you will also receive a cash payment equal to the Supplemental Payment Amount. Fractional shares, if any, will be paid in cash.

You will be responsible for the payment of any taxes (e.g. U.K. stamp duty reserve tax) associated with the Underlying Shares delivered to you in respect of your Notes.

A “Kick-Out Event” will be deemed to have occurred if, at any time during the Monitoring Period, the Underlying Shares trade level on the Related Exchange (initially, the London Stock Exchange) at a price equal to or less than the Kick - Out level.

“Monitoring Period” means each Exchange Business Day from and including the pricing date to and including the Expiration Date.

The “Exchange Ratio” will be will be set initially at 1.0, subject to adjustment upon the occurrence of certain corporate events affecting the Underlying Shares. See “— Anti-Dilution Adjustments” below.

The “Supplemental Payment Amount,” if applicable, will equal the Strike Level minus the Expiration Value, expressed in GBP.

The “Issue Price” is GBP 5.37, which equals the closing price of the Underlying Shares on the pricing date expressed in GBP.

The “Initial Reference Price” is initially GBP 537 (equal to the closing price of the Underlying Shares on the pricing date multiplied by the Exchange Ratio) subject to adjustment upon the occurrence of certain corporate events as described under “— Anti – dilution Adjustments.”

The “Kick-Out Level” will be equal to 75% of the Initial Reference Price, initially GBp 402.75.

The “Strike Level” is 132% of the Initial Reference Price, initially GBp 708.84.

The pricing date is February 15, 2007 and the Notes are expected to settle on March 1, 2007.

Specific Terms of the Notes

“Related Exchange” means the London Stock Exchange, or, such other principal market for Underlying Shares as may be determined by the calculation agent in its sole discretion.

“Exchange Business Day” means any day that is a day on which Underlying Shares are traded on the Related Exchange. A “Business Day” is any day other than a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close and that is also an Exchange Business Day.

Maturity Date

The Maturity Date will be March 1, 2010, unless that day is not a Business Day, in which case the Maturity Date will be the next following Business Day. If the fifth Business Day before this applicable day does not qualify as the Expiration Date as determined in accordance with “—Expiration Date” below, then the Maturity Date will be the fifth Business Day following such Expiration Date. The calculation agent may postpone the Expiration Date—and therefore the Maturity Date—if a market disruption event occurs or is continuing on a day that would otherwise be the Expiration Date. We describe market disruption events under “—Market Disruption Event” below.

Expiration Date

The Expiration Date will be February 15, 2010, unless that day is not a Business Day, in which case the Expiration Date will be the next following Business Day, or unless the calculation agent determines that a market disruption event occurs or is continuing on the scheduled Expiration Date. In that event, the Expiration Date will be the first following Business Day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the Expiration Date for the Notes be postponed by more than 10 Business Days.

Closing Price

The “closing price” for the Underlying Shares (or one unit of any other security for which a closing price must be determined) on any Exchange Business Day means the last sale price of the principal trading session of the London Stock Exchange, so long as the calculation agent determines that the London Stock Exchange is the Related Exchange, at which the Underlying Shares traded on such Exchange Business Day. If the calculation agent determines that the London Stock Exchange is no longer the Related Exchange, the closing price for the Underlying Shares (or one unit of any other security for which a closing price must be determined) means:

➢	if the Underlying Shares (or any such other securities) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act, on which the Underlying Shares (or any such other securities) is listed or admitted to trading,

➢	if the Underlying Shares (or any such other securities) is a security of the Nasdaq National Market (and provided that the Nasdaq National Market is not then a national securities exchange), the Nasdaq official closing price published by The Nasdaq Stock Market, Inc. on such day, or

➢	if the Underlying Shares (or any such other securities) is neither listed or admitted to trading on any national securities exchange nor a security of the Nasdaq National Market but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the National Association of securities Dealers, Inc. (the “NASD”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If none of the above circumstances is applicable, then the closing price for the Underlying Shares shall be the mean, as determined by the calculation agent, of the bid prices for the Underlying Shares (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent.

Market Disruption Event

The calculation agent will determine the Expiration Value. As described above, the Expiration Date may be postponed, and thus the determination of the Expiration Value may be postponed if the calculation agent determines that, on the Expiration Date, a market disruption event has occurred or is continuing. If such a postponement occurs,

Specific Terms of the Notes

the calculation agent will use the closing price of the Underlying Shares on the first Business Day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Expiration Value be postponed by more than ten Business Days.

If the determination of the Expiration Value is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Expiration Value will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Expiration Value that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event:

➢

a suspension, absence or material limitation of trading in the Underlying Shares for more than two hours or during the one-half hour before the close of trading on the Related Exchange, as determined by the calculation agent in its sole discretion;

➢	a suspension, absence or material limitation of trading in option or futures contracts relating to the Underlying Shares in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion; and

➢	any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging.”

The following events will not be market disruption events:

➢	a limitation on the hours or numbers of days of trading on the Related Exchange, but only if the limitation results from an announced change in the regular business hours of the Related Exchange; or

➢	a decision to permanently discontinue trading in the option or futures contracts relating to the Underlying Shares.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Underlying Shares are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Anti-dilution Adjustments

     The Exchange Ratio is subject to adjustment by the calculation agent as a result of the adjustments described in this section.

     No adjustments to the Exchange Ratio will be required unless the Exchange Ratio adjustment would require a change of at least 0.1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified in this section will be rounded to the nearest one ten-thousandth with five one hundred-thousandths being rounded upward. The calculation agent will not be required to make any adjustments to the Exchange Ratio after the close of business on the Business Day immediately preceding the Maturity Date.

     No adjustments to the Exchange Ratio will be required other than those specified below. The required adjustments specified in this section do not cover all events that could affect the closing price of the Underlying Shares on any Exchange Business Day during the term of the Notes. No adjustments will be made for certain other events, such as offerings of common stock by the issuer of the Underlying Shares for cash or in connection with acquisitions or otherwise or the occurrence of a partial tender or exchange offer for the Underlying Shares by the issuer of the Underlying Shares or any third party.

     The calculation agent shall be solely responsible for the determination and calculation of any adjustments to the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described in this section, and its determinations and calculations shall be conclusive absent manifest error.

Specific Terms of the Notes

     We will, within ten Business Days following the occurrence of an event that requires an adjustment to the Exchange Ratio, or if we are not aware of this occurrence, as soon as practicable after becoming so aware, provide notice to the calculation agent, which shall provide written notice to the trustee, which shall provide notice to the holders of the Notes of the occurrence of this event and, if applicable, a statement in reasonable detail setting forth the adjusted Exchange Ratio.

     Stock Splits and Reverse Stock Splits

     If the Underlying Shares are subject to a stock split or reverse stock split, then once any split has become effective, the Exchange Ratio relating to the Underlying Shares will be adjusted so that the new Exchange Ratio shall equal the product of:

➢	the prior Exchange Ratio, and

➢	the number of shares which a holder of one Underlying Share before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

     Stock Dividends

     If the Underlying Shares are subject to a (i) stock dividend, i.e., issuance of additional Underlying Shares, that is given ratably to all holders of Underlying Shares, or (ii) distribution of Underlying Shares as a result of the triggering of any provision of the corporate charter of the issuer of the Underlying Shares, then, on the ex-dividend date, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of:

➢	the prior Exchange Ratio, and

➢	the number of additional shares issued in the stock dividend with respect to one Underlying Share.

     Non-cash Dividends and Distributions

     If the issuer of the Underlying Shares distributes shares of capital stock, evidences of indebtedness or other assets or property of the issuer of the Underlying Shares to holders Underlying Shares (other than (i) dividends, distributions and rights or warrants referred to under “—Stock Splits and Reverse Stock Splits” and “—Stock Dividends” above and (ii) cash distributions or dividends referred under “—Cash Dividends” below), then, once the distribution has become effective and the shares are trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the product of:

➢	the prior Exchange Ratio, and

➢

a fraction, the numerator of which is the Current Market Price of the Underlying Shares and the denominator of which is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution.

     The “Current Market Price” of the Underlying Shares means the closing price of the Underlying Shares on the trading day immediately preceding the ex-dividend date of the cash dividend or distribution requiring an adjustment to the Exchange Ratio.

     The “Fair Market Value” of any such distribution means the value of such distribution on the ex-dividend date for such distribution, as determined by the calculation agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange or on a non-U.S. securities exchange or market, the Fair Market Value will equal the closing price of such distributed property on such ex-dividend date.

     Notwithstanding the foregoing, a distribution on Underlying Shares described in clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also would require an adjustment under this section shall only cause an adjustment pursuant to clause (a), (d) or (e) under the section entitled “—Reorganization Events.” A distribution on Underlying Shares described in the section entitled “—Issuance of Transferable Rights or Warrants” that also would require an adjustment under this section shall only cause an adjustment pursuant to the section entitled “—Issuance of Transferable Rights or Warrants”.

Specific Terms of the Notes

     Cash Dividends

     If the issuer of the Underlying Shares pays a dividend or makes another distribution to all holders of Underlying Shares during any fiscal quarter during the term of the Notes that is an Extraordinary Dividend, then, on the ex-dividend date, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the product of:

➢	the prior Exchange Ratio, and

➢	a fraction, the numerator of which is the Current Market Price of the Underlying Shares and the denominator of which is the amount by which such Current Market Price exceeds the amount in cash per share the issuer of the Underlying Shares distributes to holders of Underlying Shares as an Extraordinary Dividend.

     “Extraordinary Dividend” means any cash dividend or distribution to holders of the Underlying Shares generally that is described by the issuer of the Underlying Shares at the time of public announcement as an extraordinary, special or nonrecurring dividend or distribution, or that is, or that the issuer of the Underlying Shares announces will be, paid out of such issuer’s capital and surplus or in connection with such issuer’s liquidation or dissolution.

     “Ex-dividend date” shall mean the first trading day on which transactions in Underlying Shares trade on the Related Exchange without the right to receive that cash dividend or other cash distribution.

     Issuance of Transferable Rights or Warrants

     If the issuer of the Underlying Shares issues transferable rights or warrants to all holders of the Underlying Shares to subscribe for or purchase Underlying Shares, including new or existing rights to purchase Underlying Shares at an exercise price per share less than the closing price of the Underlying Shares on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights and warrants pursuant to a shareholder’s rights plan or arrangement, and if the expiration date of such rights or warrants precedes the Maturity Date of the Notes, then the Exchange Ratio will be adjusted on the Business Day immediately following the issuance of such transferable rights or warrants so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of:

➢	the prior Exchange Ratio, and

➢	the number of Underlying Shares that can be purchased with the cash value of such warrants or rights distributed on one Underlying Share.

     The number of shares that can be purchased will be based on the closing price of the Underlying Shares on the date the new Exchange Ratio is determined. The cash value of such warrants or rights, if the warrants or rights are traded on a U.S. national securities exchange or on a non-U.S. securities exchange or market, will equal the closing price of such warrant or right, or, if the warrants or rights are not traded on a U.S. national securities exchange or a non-U.S. securities exchange or market will be determined by the calculation agent and will equal the average (mean) of the bid prices obtained from three dealers at 10:00 a.m., London time, on the date the new Exchange Ratio is determined, provided that if only two such bid prices are available, then the cash value of such warrants or rights will equal the average (mean) of such bids and if only one such bid is available, then the cash value of such warrants or rights will equal such bid.

     Reorganization Events

     If prior to the Maturity Date of the Notes,

(a)	there occurs any reclassification or change of the Underlying Shares, including, without limitation, as a result of the issuance of tracking stock by the issuer of the Underlying Shares,

(b)	the issuer of the Underlying Shares, or any surviving entity or subsequent surviving entity of the issuer of the Underlying Shares (a “Successor Entity”), has been subject to a merger, combination or consolidation and is not the surviving entity,

Specific Terms of the Notes

(c)	any statutory exchange of securities of the issuer of the Underlying Shares or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above,

(d)	the issuer of the Underlying Shares are liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law,

(e)	the issuer of the Underlying Shares issues to all of its shareholders equity securities of an issuer other than the issuer of the Underlying Shares, other than in a transaction described in clauses (b), (c) or (d) above (a “Spin-off Event”), or

(f)	a tender or exchange offer or going-private transaction is commenced for all the outstanding shares of the issuer of the Underlying Shares and is consummated and completed in full for all or substantially all of such shares, as determined by the calculation agent in its sole discretion (an event in clauses (a) through (f), a “Reorganization Event”), then the payment at maturity will depend on the closing price of the Underlying Shares on the Exchange Business Day immediately preceding the Reorganization Event (the “Relevant Date”), whether the price at which the Underlying Shares trade on the Related Exchange is equal to or less than the Kick-Out Level at any time during the Monitoring Period and the kind and amount of Exchange Property (as defined below) received by holders of Underlying Shares in the Reorganization Event.

     If, as of the Relevant Date, a Kick-Out Event has not occurred, you will receive at maturity, in respect of each GBP 5.37 principal amount of Notes, a payment in GBP equal to the Strike Level.

     If, as of the Relevant Date, a Kick-Out Event has occurred, you will receive at maturity, in respect of each GBP 5.37 principal amount of Notes, the lesser of: (i) a payment in GBP equal to the Issue Price and (ii) Exchange Property with a value equal to the product of the Exchange Ratio in effect immediately preceding the Reorganization Event and the Transaction Value (as defined below).

     “Exchange Property” means any shares of Underlying Shares that continue to be held by the holders of the Underlying Shares, and any securities, cash or any other assets distributed to the holders of the Underlying Shares in, or as a result of, the Reorganization Event. No interest will accrue on any Exchange Property.

     In the event Exchange Property consists of common equity securities, those securities will, in turn, be subject to the anti-dilution adjustments of the type set forth in this prospectus supplement.

     In the case of a consummated and completed in full tender or exchange offer or going-private transaction involving Exchange Property, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

     The calculation agent shall be solely responsible for determination and calculation of the Exchange Property if a Reorganization Event occurs and the cash amount due upon exchange of the Notes, including the determination of the cash value of any Exchange Property. The calculation agent’s determinations and calculations shall be conclusive absent manifest error.

     “Transaction Value” means, on any date, (A) for any cash received as Exchange Property in any such Reorganization Event, the amount of cash received per Underlying Shares; (B) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the calculation agent, as of the date of receipt, of such Exchange Property received per Underlying Shares; and (C) for any security received in any such Reorganization Event (including in the case of the issuance of tracking stock, the reclassified Underlying Shares and, in the case of a Spin-off Event, the Underlying Shares with respect to which the spun-off security was issued), an amount equal to the closing price, as of the Expiration Date, per share of such security multiplied by the quantity of such security received for each Underlying Shares.

Redemption Price Upon Optional Tax Redemption

Specific Terms of the Notes

We have the right to redeem the Notes in the circumstances described under “Description of Debt Securities We May Offer-Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under “—Default Amount.”

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer—Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer—Modification and Waiver of Covenants.”

Default Amount

The default amount for the Notes on any day will be an amount, in GBP for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

➢	no quotation of the kind referred to above is obtained, or

➢	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Specific Terms of the Notes

In any event, if the default quotation period and the subsequent two Business Days objection period have not ended before the Expiration Date, then the default amount will equal the principal amount of the Notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

➢	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the trustee and to Euroclear, as depositary of the Notes, on or prior to 10:30 a.m., London time, on the Business Day immediately prior to the scheduled Maturity Date of the Notes, of the number of Underlying Shares and the amount of cash, if any, to be delivered with respect to each GBP 5.37 principal amount of Notes and (ii) deliver such Underlying Shares (and cash in respect of interest and any fractional Underlying Shares) and such cash, if any, to the trustee for delivery to Euroclear on the scheduled Maturity Date. We expect such shares and cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of Euroclear and its direct and indirect participants. See “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

Business Day

When we refer to a Business Day with respect to the Notes, we mean any day that is a business day of the kind described in “—Payment at Maturity” above.

Modified Business Day

As described in “Description of Debt Securities We May Offer—Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, except as described under “—Maturity Date” and “—Expiration Date” above.

Role of Calculation Agent

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, Business Days, the default amount, whether a Kick-Out Event has occurred, the Expiration Value, the Initial Reference Price, the Exchange Ratio and the payment at maturity in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Booking Branch

The Notes will be booked through UBS AG, Jersey Branch.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of Underlying Shares, BP’s American Depositary Receipts or linked to the Underlying Shares, BP’s American Depositary Receipts and/or listed and/or over-the-counter options or futures on the Underlying Shares or BP’s American Depositary Receipts prior to or on the Issue Date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

➢	acquire or dispose of long or short positions of the Underlying Shares or BP’s American Depositary Receipts,

➢	acquire or dispose of long or short positions in listed or over-the-counter options, futures or other instruments based on the price of the Underlying Shares or BP’s American Depositary Receipts,

➢	acquire or dispose of long or short positions in listed or over-the-counter options, futures or other instruments based on the level of market indices or other stocks, or

➢	any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the Expiration Date. That step may involve sales or purchases of Underlying Shares, BP’s American Depositary Receipts, listed or over-the-counter options or futures on the Underlying Shares or BP’s American Depositary Receipts or listed or over-the-counter options, futures or other instruments based on the price of the Underlying Shares, BP’s American Depositary Receipts or indices designed to track the performance of the industry in which BP, the issuer of the Underlying Shares, operates.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See “Risk Factors” on page S-6 for a discussion of these adverse effects.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

For the period ended	June 30, 2006 (unaudited)		September 30, 2006 (unaudited)

	CHF (in millions)	USD (in millions)	CHF (in millions)	USD (in millions)

Debt
Short Term Debt Issued (1)	134,790	107,744	153,500	122,700
Long Term Debt Issued (1)	152,455	121,865	157,851	126,178
Total Debt Issued (1)	287,245	229,609	311,351	248,878
Minority Interest (2)	6,061	4,845	6,300	5,036
Shareholders’ Equity	45,465	36,342	48,403	38,691

Total Capitalization	338,771	270,796	366,054	292,604

CHF amounts have been translated into USD at the rate of CHF 1 = $0.79935 (3)

(1)	Includes Money Market Paper and Medium-Term notes as per Balance Sheet position based on remaining maturities (split in short and long term is available only quarterly).
(2)	Includes Trust preferred securities.
(3)	USD-amounts of prior periods will be adjusted back to the current rate.

Supplemental Tax Considerations

The following is a general description of certain United States and Swiss tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Switzerland and the United States of acquiring, holding and disposing of the Notes and receiving payments on the Notes. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

Certain United States Federal Income Tax Consequences

The following is a general discussion of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes. This discussion applies to you only if you are an initial holder of Notes purchasing the Notes at the issue price and if you hold the Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This summary is based on the Code, existing and proposed Treasury regulations, revenue rulings, administrative interpretations and judicial decisions, in each case as currently in effect, all of which are subject to change, possibly with retroactive effect. This summary does not address all aspects of the U.S. federal income taxation of the Notes that may be relevant to you in light of your particular circumstances or if you are a holder of the Notes that is subject to special treatment under the U.S. federal income tax laws, such as:

➢	one of certain financial institutions;

➢	a tax-exempt entity;

➢	a dealer in securities or foreign currencies;

➢	a regulated investment company;

➢	a real estate investment trust;

➢	a person holding the Notes as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or who has entered into a “constructive sale” with respect to the Notes;

➢	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

➢	a trader in securities or foreign currencies that elects to apply a mark-to-market method of tax accounting; or

➢	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

Tax Treatment of the Notes

We believe that the Notes should be characterized for U.S. federal income tax purposes as prepaid derivative contracts with respect to the Underlying Shares. Due to the absence of statutory, judicial or administrative authorities that directly address the characterization of the Notes or instruments that are similar to the Notes for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the characterization and tax consequences described herein. Accordingly, you are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of an investment in the Notes (including possible alternative tax treatments of the Notes) and with respect to any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization and treatment of the Notes described above.

Supplemental Tax Considerations

Tax Consequences to U.S. Holders

The following discussion applies to you only if you are a “U.S. Holder” of Notes. You are a U.S. Holder if you are a beneficial owner of a Note that is, for U.S. federal income tax purposes:

➢	a citizen or resident of the United States;

➢	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or

➢	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity. You should not be required to recognize taxable income over the term of the Notes prior to maturity, other than pursuant to a sale or exchange as described below.

Initial Tax Basis in the Notes. You should have a tax basis in the Notes equal to the U.S. dollar value of your purchase price in GBP of the Note, determined by reference to the exchange rate in effect on the date you acquire the Note.

Payment at Maturity. We believe you should not recognize gain or loss with respect to the receipt of Underlying Shares at maturity. If you receive only Underlying Shares, you should have an aggregate tax basis in such shares received equal to your initial tax basis in the Notes. If you receive both the Underlying Shares and a Supplemental Payment Amount at maturity, then your initial tax basis in the Notes should be allocated among the shares received and the cash payment in proportion to their relative values at such time. You should be required to recognize taxable gain or loss equal to the difference between the U.S. dollar value of the amount of GBP received (determined by reference to the exchange rate in effect on the date you receive the Supplemental Payment Amount, regardless of whether you actually convert the payment into U.S. dollars on such date) and your tax basis allocated, as described in the preceding sentence, to the cash portion of the payment at maturity. Such gain or loss should be long-term capital gain or loss. Your holding period in the Underlying Shares you receive will begin on the day after receipt. If you do not convert any GBP received into U.S. dollars on the date of receipt, you should have foreign currency gain or loss (which generally is treated as ordinary income or loss) upon a subsequent disposition of such GBP. Your tax basis in any GBP received should equal the U.S. dollar value of the GBP received at maturity, determined by reference to the exchange rate in effect on the date of receipt.

Sale, Exchange or Redemption Prior to Maturity. Upon a sale, exchange or redemption of a Note prior to the Maturity Date, you should recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or redemption and your initial tax basis in the Notes. Such gain or loss should be capital gain or loss and should be long-term capital gain or loss if, at the time of the sale, exchange or redemption, you have held the Notes for more than one year. The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Notes

Due to the absence of authorities that directly address the proper characterization of the Notes and because we are not requesting a ruling from the IRS with respect to the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the Notes described above. If the IRS were successful in asserting an alternative characterization or treatment for the Notes, the timing and character of income on the Notes could differ materially from the description herein. For example, the IRS might characterize the Notes as debt instruments issued by us, in which event the tax treatment of the Notes would be governed by the Treasury regulations relating to the taxation of nonfunctional currency contingent payment debt instruments. In such event, regardless of whether you are an accrual method or cash method taxpayer, you would be required to accrue into income original issue discount, or “OID,” on the Notes at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the Notes, in each year that you hold the Notes (even though you will not receive any cash with respect to the Notes during the term of the Notes). Any gain recognized at expiration or upon sale or other disposition of the Notes would generally be treated as ordinary income. Additionally, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

Supplemental Tax Considerations

Other alternative U.S. federal income tax characterizations of the Notes might also require you to include amounts in income during the term of the Notes, without regard to how long you held the Notes, or to treat a portion of the gain or loss on the Notes as foreign currency gain or loss (which would be ordinary gain or loss). It also is possible that you could be required to treat a Supplemental Payment Amount as a separate item of ordinary income. Accordingly, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes.

Tax Consequences to Non-U.S. Holders

You are a “Non-U.S. Holder” if you are a beneficial owner of Notes that is, for U.S. federal income tax purposes:

➢	a nonresident alien individual;

➢	a foreign corporation; or

➢	a foreign estate or trust.

If you are a Non-U.S. Holder of the Notes and if the characterization of your purchase and ownership of the Notes as a prepaid derivative contract is respected, any payments on the Notes or gain recognized on the sale, exchange or other disposition of the Notes should not be subject to U.S. federal income or withholding tax, except that gain from the sale or exchange of the Notes or their cash settlement at maturity may be subject to U.S. federal income tax if (1) such gain is effectively connected with your conduct of a United States trade or business or (2) you are a nonresident alien individual, you are present in the United States for 183 days or more during the taxable year of the sale or exchange and certain other conditions are satisfied.

If the Notes were recharacterized as indebtedness, there would be no withholding or income tax on interest on the Notes, provided that you certify on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and provide your name and address or otherwise satisfy applicable documentation requirements, and provided that neither the payments on the Notes nor any gain realized on a sale, exchange or other disposition of Notes is effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States, and if income or gain from the Notes is effectively connected with your conduct of such trade or business, you generally will be subject to U.S. federal income tax on such income or gain in the same manner as if you were a U.S. Holder. In order to claim an exemption from withholding tax (if the notes were recharacterized as indebtedness), you would be required to provide a properly executed IRS Form W-8ECI. If this paragraph applies to you, you are urged to consult your own tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the Notes, including the possible imposition of a 30% branch profits tax.

Backup Withholding and Information Reporting

The proceeds from a sale, exchange or other disposition (including the payment at maturity) of Notes will be subject to information reporting if you are not an “exempt recipient” (such as a corporation) and may also be subject to backup withholding at the rates specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. Holder). If you are a Non-U.S. Holder and you comply with the identification procedures described in the preceding section, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal tax liability, provided the required information is furnished to the IRS.

THE TAX CONSEQUENCES TO YOU OF OWNING THE NOTES ARE UNCERTAIN. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISERS REGARDING THE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

Supplemental Tax Considerations

Supplemental Tax Considerations Under the Laws of Switzerland Tax on Principal and Interest

Tax on Principal

Under present Swiss law, repayment of principal of the Notes by us is not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

Gains on Sale or Redemption

Under present Swiss law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

Stamp, Issue and Other Taxes

There is no tax liability in Switzerland in connection with the issue and redemption of the Notes. However, the Notes sold through a bank or other dealer resident in Switzerland or Liechtenstein are in principle subject to Turnover Tax.

Residents of Switzerland

This product is classified as transparent, where the majority of the return of the bond part is in the form of a discount (IUP). Therefore, for private investors with tax domicile in Switzerland, the increase of the value of the bond part (according to the “Modifizierte Differenzbesteuerung”) at sale or maturity is subject to Swiss federal as well as cantonal and communal income tax. The present value of the bond part at issue is GBP 4.56 per unit. An investor who buys the product at issuance and holds it until maturity is taxed on the difference between GBP 5.37 and GBP 4.56. However, any gain derived from the option is considered as capital gain and is therefore for such taxpayers subject to neither Swiss federal nor cantonal and communal income tax.

Supplemental Tax Consideration Under the Laws of the United Kingdom

A United Kingdom stamp duty reserve tax (“SDRT”) is chargeable at the rate of 0.5% on agreements to transfer chargeable securities. BP Plc ordinary shares should constitute chargeable securities and physical settlement should constitute an agreement to transfer for these purposes. Therefore, physical maturity of the Underlying Shares should trigger a 0.5% SDRT charge.

ERISA Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investments funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates, may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of Section 4975 of the Code with respect to ERISA Plans as well as certain individual retirement accounts and other arrangements subject to Section 4975 of the Code (together with ERISA Plans, “Plans”). The acquisition of the Notes by any such Plan with respect to which we are a party in interest or disqualified person may constitute a prohibited transaction, unless an exemption applies or there is some other basis on which the purchase and holding of the Notes is not prohibited. Section 408(b)(17) of ERISA and five prohibited transaction class exemptions issued by the Department of Labor might apply to exempt the purchase, sale and holding of the Notes from the prohibited transaction provisions of ERISA and the Code. The class exemptions are Prohibited Transaction Class Exemption (“PTCE”) 96-23 (for transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment trusts), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).

Accordingly, by acquiring the Notes, each purchaser and subsequent transferee will be deemed to have represented and warranted on each day from and including the date of its acquisition of the Notes through and including the date of its disposition of the Notes that either (i) no portion of the assets used by such purchaser or transferee to acquire the Notes constitutes assets of any Plan or (ii) the purchase and holding of the Notes by such purchaser or transferee is exempt from the prohibited transaction rules of Section 406 of ERISA and Section 4975 of the Code pursuant to Section 408(b)(17) of the ERISA or PTCE 96-23, PTCE 95-60, PTCE 91-38, PTCE 90-1 or PTCE 84-14 or (iii) there is no basis on which the purchase and holding could constitute a prohibited transaction under Section 406 of ERISA and Section 4975 of the Code.

Although the foregoing fiduciary responsibility and prohibited transaction rules generally do not apply to governmental plans, as defined in Section 3(32) of ERISA, certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA), similar rules may apply to such plans under other applicable laws or documents (“Similar Laws”). Accordingly, any party using the assets of a governmental plan, church plan or non-U.S. plan to acquire or hold the Notes will be deemed to have represented and warranted on each day from and including the date of its acquisition of the Notes through and including the date of its disposition of the Notes that the purchase and holding of the Notes by such plan does not constitute a non-exempt prohibited transaction under any laws or documents similar to the prohibited transaction rules of Section 406 of ERISA and Section 4975 of the Code.

The discussion above supplements the discussion under “ERISA Considerations” in the attached prospectus. Any person proposing to acquire notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto and the fiduciary delegation issue described above. Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to a Plan or other benefit plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such plan investors generally or any particular Plan or other benefit plan investor, or that such an investment is appropriate for such plan investors generally or any particular Plan or other benefit plan investor.

Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered notes at the original issue price applicable to the offered notes to be resold. Minimum initial purchase from UBS Securities LLC and UBS Financial Services Inc. will be notes in an aggregate principal amount of GBP 5.37 and in increments of GBP 5.37 above that amount. UBS Securities LLC and UBS Financial Services Inc. may resell notes to securities dealers at negotiated prices which may include a discount from the original issue price applicable to the offered notes. In the future, we or our affiliates may repurchase and resell the offered notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any notes. In addition, UBS, UBS Securities LLC, UBS Financial Services Inc., or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

We expect to deliver the Notes against payment for the Notes on the date specified on the cover page of this prospectus supplement, which will be on or about the ninth business day following the date of the pricing of the Notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+9, to specify alternative settlement arrangements to prevent a failed settlement.

Any notes purchased by any person for resale may not be offered in any jurisdiction in circumstances that would result in the Issuer being obliged to register any further prospectus or corresponding document relating to the Notes in that jurisdiction.

For EEA jurisdictions (EU member states plus Norway, Iceland and Liechtenstein) that have implemented Directive 2003/71/EC, including any relevant implementing measure in each such member state (the “EU Prospectus Directive”), the prospectus supplement and the prospectus for these notes DO NOT QUALIFY as a prospectus published in accordance with the requirements of the EU Prospectus Directive. Unless and until a prospectus has been published in accordance with the requirements of the EU Prospectus Directive, these notes may not be offered or sold in EEA jurisdictions that have implemented the EU Prospectus Directive other than (1) in minimum denominations of, or total consideration per investor of at least, EUR 50,000 (or equivalent in other currencies) or (2) only to Qualified Investors; and/or (aggregated for all distributors) to less than 100 offerees that are not Qualified Investors per EEA jurisdiction. A “Qualified Investor” is a legal entity that (i) is authorized or regulated to operate in the financial markets or has the sole purpose to invest in securities; or (ii) meets two of the following three criteria (as shown in its last annual or consolidate accounts): (a) an average number of at least 250 employees during the last financial year; (b) a total balance sheet of more than EUR 43,000,000; and (c) an annual net turnover of more than EUR 50,000,000.

For EEA jurisdictions that have not implemented the EU Prospectus Directive, sales in such jurisdictions must be in compliance with the laws of that jurisdiction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.
TABLE OF CONTENTS		Contingent Protection Notes (PERLES Plus)

Prospectus Supplement

Prospectus Supplement Summary	S-1	UBS AG 2,793,296 GBP 5.37 Notes linked
Risk Factors	S-6	to the ordinary shares of British
British Petroleum Plc	S-11	Petroleum Plc due March 1, 2010
Valuation of the Notes	S-12
Specific Terms of the Notes	S-13
Use of Proceeds and Hedging	S-21
Capitalization of UBS	S-22
Supplemental Tax Considerations	S-23
ERISA Considerations	S-27
Supplemental Plan of Distribution	S-28

Prospectus
		Prospectus Supplement
Introduction	3
Cautionary Note Regarding Forward-
Looking Information	5	February 15, 2007
Incorporation of Information About		(To Prospectus dated March 27, 2006)
UBS AG	7
Where You Can Find More Information	7
Presentation of Financial Information	8
Limitations on Enforcement of U.S. Laws Against
UBS AG, Its Management and Others	9
Capitalization of UBS	9
UBS	10
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	35	UBS Investment Bank
Legal Ownership and Book-Entry Issuance	52
Considerations Relating to Indexed Securities	58
Considerations Relating to Securities Denominated or
Payable in or Linked to a Non-U.S. Dollar Currency	61
U.S. Tax Considerations	64
Tax Considerations Under the Laws of Switzerland	75
ERISA Considerations	77
Plan of Distribution	78
Validity of the Securities	81
Experts	81